NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports First Quarter 2014 Results

First quarter highlights:
•Consolidated sales of $1.8 billion, up 1.6% organically despite weather impacts
•Operating profit of $93 million and earnings per diluted share of $0.97
•Free cash flow of $42 million or 80% of net income
•Financial leverage ratio of 3.3, following the completion of two accretive acquisitions

PITTSBURGH, April 24, 2014/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces its 2014 first quarter results.

The following are results for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. A reconciliation of adjusted results is provided in the Non-GAAP Financial Measures section of this release.

•
Net sales were $1,810.8 million for the first quarter of 2014, compared to $1,808.1 million for the first quarter of 2013, an increase of 0.2%. Organic sales increased 1.6%, acquisitions positively impacted sales by 0.5%, and foreign exchange negatively impacted sales by 1.9%. Sequentially, sales decreased 3.7%, and organic sales decreased 3.1%.

•	Gross profit was $374.8 million, or 20.7% of sales, for the first quarter of 2014, compared to $381.1 million, or 21.1% of sales, for the first quarter of 2013.

•
Selling, general & administrative (SG&A) expenses were $265.5 million, or 14.7% of sales, for the first quarter of 2014, compared to $227.5 million, or 12.6% of sales, for the first quarter of 2013. First quarter 2014 SG&A expenses increased 10 basis points from first quarter 2013 adjusted SG&A expenses of $263.6 million, or 14.6% of sales.

•
Operating profit was $93.0 million for the current quarter, compared to $136.9 million for the first quarter of 2013. Operating profit as a percentage of sales was 5.1% and 7.6% in 2014 and 2013, respectively. First quarter 2014 operating profit decreased 50 basis points from first quarter 2013 adjusted operating profit of $100.8 million, or 5.6% of sales.

•
Interest expense for the first quarter of 2014 was $20.7 million, compared to $21.9 million for the first quarter of 2013. Non-cash interest expense, which includes convertible debt interest, interest related to uncertain tax positions, and the amortization of deferred financing fees, for the first quarter of 2014 and 2013 was $2.5 million and $2.3 million, respectively.

•	The effective tax rate for the current quarter was 28.2%, compared to 26.9% for the prior year first quarter.

•
Net income attributable to WESCO International, Inc. of $51.9 million for the current quarter was down 38% from $84.0 million for the prior year quarter. First quarter 2014 net income attributable to WESCO International, Inc. decreased 11.3% from prior year adjusted net income attributable to WESCO International, Inc of $58.5 million.

•
Earnings per diluted share for the first quarter of 2014 were $0.97 per share, based on 53.4 million diluted shares, compared to $1.60 per share in the first quarter of 2013, based on 52.4 million diluted shares. Earnings per diluted share in the first quarter of 2014 decreased 13.4% from adjusted earnings per diluted share of $1.12 in the corresponding prior year period.

•	Free cash flow for the first quarter of 2014 was $41.7 million, or 80% of net income, compared to $74.4 million for the first quarter of 2013.

Mr. John J. Engel, WESCO's Chairman and Chief Executive Officer, stated, “Our first quarter results reflect an improving U.S. economy largely offset by the impacts of severe winter weather conditions in both the U.S and Canada. Sales in the U.S. were up approximately 3% with mid-single digit organic sales growth in all of our end markets, except construction, where sales declined primarily due to weather related project delays. Sales in Canada declined approximately 4% organically versus last year. While we face near-term foreign exchange headwinds in Canada, we continue to view that market favorably. After a slow start in January, sales momentum improved through the quarter and has further accelerated in April. We expect business conditions to improve this year with a strengthening recovery in non-residential construction. Our full year outlook remains unchanged at 3% to 6% sales growth and $5.30 to $5.70 earnings per diluted share.”

Mr. Engel continued, “This low growth economic environment provides an excellent opportunity for WESCO to further strengthen our position as an industry leader, and expand our customer and supplier relationships for long-term growth. We continue to invest in our growth engines and maintain a view that scale matters in distribution. The acquisitions of LaPrairie and Hazmasters were excellent additions to our Canadian business in the first quarter. As a result of solid free cash flow generation, financial leverage remained within our targeted range, including the impact of these two acquisitions. Our acquisition pipeline remains robust, and we see continuing opportunities to strengthen our electrical core while broadening our portfolio of products and services.”

Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 24, 2014, at 11:00 a.m. E.T. The call will be broadcast live over the Internet and can be accessed from the Company's website at http://www.wesco.com. The call will be archived on this Internet site for seven days.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2013 annual sales were approximately $7.5 billion. The company employs approximately 9,200 people, maintains relationships with over 25,000 suppliers, and serves over 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 475 full-service branches in North America and around the world, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Kenneth S. Parks, Senior Vice President and Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2014		March 31, 2013
Net sales	$1,810.8		$1,808.1
Cost of goods sold (excluding	1,436.0	79.3%	1,427.0	78.9%
depreciation and amortization below)
Selling, general and administrative expenses	265.5	14.7%	227.5	12.6%
Depreciation and amortization	16.3		16.7
Income from operations	93.0	5.1%	136.9	7.6%
Interest expense, net	20.7		21.9
Loss on sale of Argentina business	—		—
Income before income taxes	72.3	4.0%	115.0	6.4%
Provision for income taxes	20.4		30.9
Net income	51.9	2.9%	84.1	4.7%
Less: Net income attributable to noncontrolling interest	—		0.1
Net income attributable to WESCO International, Inc.	$51.9	2.9%	$84.0	4.6%

Earnings per diluted common share	$0.97		$1.60
Weighted average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	53.4		52.4

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(dollar amounts in millions)
(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current Assets
Cash and cash equivalents	$96.4	$123.7
Trade accounts receivable, net	1,105.3	1,045.1
Inventories, net	811.1	787.3
Current deferred income taxes	41.9	44.7
Other current assets	193.8	197.7
Total current assets	2,248.5	2,198.5
Other assets	2,440.3	2,419.8
Total assets	$4,688.8	$4,618.3

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$781.8	$735.1
Current debt and short-term borrowings	45.2	40.1
Other current liabilities	247.8	268.6
Total current liabilities	1,074.8	1,043.8

Long-term debt	1,457.6	1,447.6
Other noncurrent liabilities	382.8	362.2
Total liabilities	2,915.2	2,853.6

Stockholders' Equity
Total stockholders' equity	1,773.6	1,764.7
Total liabilities and stockholders' equity	$4,688.8	$4,618.3

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2014	March 31, 2013
Operating Activities:
Net income	$51.9	$84.1
Add back (deduct):
Depreciation and amortization	16.4	16.7
Deferred income taxes	7.9	20.1
Change in Trade Receivables, net	(55.3)	(61.8)
Change in Inventories, net	(17.4)	(2.4)
Change in Accounts Payable	43.6	41.8
Other	(0.4)	(18.1)
Net cash provided by operating activities	46.7	80.4

Investing Activities:
Capital expenditures	(5.0)	(6.0)
Acquisition payments	(91.2)	—
Other	—	4.9
Net cash used by investing activities	(96.2)	(1.1)

Financing Activities:
Debt repayments	19.7	(52.1)
Equity activity, net	(0.3)	(0.7)
Other	4.2	3.8
Net cash used by financing activities	23.6	(49.0)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	0.4

Net change in cash and cash equivalents	(27.3)	30.7
Cash and cash equivalents at the beginning of the period	123.7	86.1
Cash and cash equivalents at the end of the period	$96.4	$116.8

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include financial leverage, free cash flow, gross profit, organic sales growth, adjusted net income, adjusted income from operations, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the Company's capital structure position, liquidity, and organic growth trends on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude transactions impacting comparability of results, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
Normalized Organic Sales Growth:	March 31, 2014	March 31, 2013

Change in net sales	0.2%	12.6%
Impact from acquisitions	0.5%	16.0%
Impact from foreign exchange rates	(1.9)%	—%
Impact from number of workdays	—%	(1.6)%
Normalized organic sales growth	1.6%	(1.8)%

Note: Organic sales growth is provided by the Company as an additional financial measure to provide a better understanding of the Company's sales growth trends. Organic sales growth is calculated by deducting the percentage impact on net sales from acquisitions, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended
Gross Profit:	March 31, 2014	March 31, 2013
(dollar amounts in millions)
Net Sales	$1,810.8	$1,808.1
Cost of goods sold (excluding depreciation and amortization)	1,436.0	1,427.0
Gross profit	$374.8	$381.1
Gross margin	20.7%	21.1%

Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
Adjusted Selling, General and Administrative Expenses:	March 31, 2014	March 31, 2013
(amounts in millions except for diluted EPS)
Selling, general and administrative expenses	$265.5	$227.5
ArcelorMittal litigation recovery included in SG&A	—	36.1
Adjusted selling, general and administrative expenses	$265.5	$263.6
Percent of sales	14.7%	14.6%

Adjusted Income from Operations:
Income from operations	$93.0	$136.9
ArcelorMittal litigation recovery included in SG&A	—	(36.1)
Adjusted income from operations	$93.0	$100.8
Percent of sales	5.1%	5.6%

Adjusted Net Income Attributable to WESCO International, Inc.:
Income before income taxes	$72.3	$115.0
ArcelorMittal litigation recovery included in SG&A	—	(36.1)
Adjusted income before income taxes	72.3	78.9
Adjusted provision for income taxes	20.4	20.3
Adjusted net income	51.9	58.6
Less: Net income attributable to noncontrolling interest	—	0.1
Adjusted net income attributable to WESCO International, Inc.	$51.9	$58.5

Adjusted Diluted EPS:
Diluted share count	53.4	52.4
Adjusted Diluted EPS	$0.97	$1.12

Note: Adjusted SG&A, income from operations, net income attributable to WESCO International, Inc., and earnings per share are provided by the Company as additional financial measures which allow investors to compare the Company's performance from period to period by adjusting for transactions management views as impacting the comparability of results. Adjusted diluted EPS is calculated by dividing adjusted net income attributable to WESCO International, Inc. by weighted average common shares outstanding and common share equivalents.

	Twelve Months Ended
Financial Leverage:	March 31, 2014	December 31, 2013
(dollar amounts in millions)
Income from operations	$437.1	$481.0
ArcelorMittal litigation recovery	—	(36.1)
Depreciation and amortization	67.3	67.6
Adjusted EBITDA	$504.4	$512.5

	March 31, 2014	December 31, 2013
Current debt	$45.2	$40.1
Long-term debt	1,457.6	1,447.6
Debt discount related to convertible debentures and term loan(1)	173.6	174.7
Total debt including debt discount	1,676.4	1,662.4
Less: Cash and cash equivalents	96.4	123.7
Total debt including debt discount, net of cash	$1,580.0	$1,538.7

Financial leverage ratio based on total debt	3.3	3.2
Financial leverage ratio based on total debt, net of cash	3.1	3.0

Note: Financial leverage is a non-GAAP financial measure provided by the Company as an indicator of capital structure position. Financial leverage ratio based on total debt is calculated by dividing total debt, including debt discount, by Adjusted EBITDA. Financial leverage ratio based on total debt, net of cash, is calculated by dividing total debt, including debt discount, net of cash, by Adjusted EBITDA. Adjusted EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization, excluding the ArcelorMittal litigation recovery. Financial leverage ratio based on total net debt is calculated by dividing total debt, including debt discount less cash and cash equivalents, by Adjusted EBITDA.
(1)The convertible debentures and term loan are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

	Three Months Ended
Free Cash Flow:	March 31, 2014	March 31, 2013
(dollar amounts in millions)
Cash flow provided by operations	$46.7	$80.4
Less: Capital expenditures	(5.0)	(6.0)
Free cash flow	$41.7	$74.4

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company's financing needs.